Exhibit (d)(6)

August 29, 2019

HSBC Securities (USA) Inc.

452 Fifth Ave.

New York, New York 10018

Re: Option Framework Agreements between Liberty Global plc and each of Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc.

Ladies and Gentlemen:

Liberty Global plc, a corporation organized under the laws of England and Wales (the “Company”), has appointed Credit Suisse Securities (USA) LLC (“Credit Suisse”) and HSBC Securities (USA) Inc. (“HSBC”), each acting as principals, to purchase from shareholders of the Company (i) up to $625 million in value of the Company’s Class A ordinary shares, nominal value $0.01 per share (the “Class A Shares”), at a price not greater than $29.00 nor less than $25.25 per Class A Share (the “Class A Offer”), and (ii) up to $1.875 billion in value of the Company’s Class C ordinary shares, nominal value $0.01 per share (the “Class C Shares” and, together with the Class A Shares, the “Shares”), at a price not greater than $28.50 nor less than $24.75 per Class C Share (the “Class C Offer” and, together with the Class A Offer, the “Tender Offers”), in each case, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Company’s Offer to Purchase (as defined in the Option Framework Agreement (as defined below)).

In connection with the Tender Offers and the Option Framework Agreement, dated August 9, 2019 (the “Option Framework Agreement”) between the Company and HSBC, other than in accordance with the Option Framework Agreement, HSBC hereby agrees that it shall not, directly or indirectly, (i) vote, or direct the voting of, any of the Shares acquired by HSBC pursuant to the Option Framework Agreement and (ii) (A) sell, hypothecate, mortgage, gift, pledge, assign or otherwise transfer such Shares or (B) enter into any swap or any other any derivative or synthetic agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such of Shares or interest in such Shares, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

This letter shall be subject to the Option Framework Agreement in all respects, and the Option Framework Agreement shall not be modified by this letter agreement in any respect except as expressly set forth herein.

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Regards,

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
	Name:	Bryan H. Hall
	Title:	Executive Vice President, General Counsel

[Signature Page to OFA Letter Agreement]

HSBC SECURITIES (USA) INC.

By:	/s/ Jeffrey Nicklas
	Name:	Jeffrey Nicklas
	Title:	Director

[Signature Page to OFA Letter Agreement]